EX-99.1

Press Department:
Diana Phillips
(212) 606-7176
Investor Relations:
Jennifer Park
(212) 894-1023

SOTHEBY’S ANNOUNCES 2007 FIRST QUARTER RESULTS

• Strongest First Quarter Results from Continuing Operations in Company History

• First Quarter Operating Revenues increase 54% to $147.4 million

• A traditional loss quarter, first quarter turns profitable with $24.3 million in
Income from Continuing Operations

May 7, 2007, New York -- Sotheby’s (NYSE: BID), the parent company of Sotheby’s worldwide auction, private sales, dealer and art-related financing activities, today announced results for the first quarter ended March 31, 2007.

For the quarter ended March 31, 2007, the Company reported revenues of $147.4 million, a $51.4 million, or 54%, increase over the prior first quarter, primarily due to higher auction commission revenues largely attributable to a 52% increase in Aggregate Auction Sales (aggregate hammer price of property sold at auction, including buyer’s premium). Because of the seasonal nature of the art auction market, the first quarter has traditionally been a loss period for the Company. However, for the first quarter of 2007, the Company is reporting its highest income from continuing operations with a profitable $24.3 million, or $0.37, per diluted share compared to a loss of ($3.9) million, or ($0.07), per diluted share for the prior period, a $28.3 million improvement. This growth, which is largely due to the increased auction commission revenues highlighted above, is partially offset by certain expense increases. Salaries and related costs increased $10.8 million, or 25%. Excluding a $2.6 million unfavorable impact of foreign currency translations, salaries and related costs increased $8.2 million*, or 19%*, primarily due to higher full-time salaries (attributable to strategic headcount additions in key areas of the Company after the first quarter of 2006 and limited annual salary increases) and higher equity compensation costs (resulting from compensation arrangements initiated in 2006 with key senior executives and restricted stock awarded in February, 2007). General and administrative expenses increased $6.5 million, or 20%. Excluding a $1.3 million unfavorable impact of foreign currency translations, general and administrative expenses increased $5.2 million*, or 16%*, partially due to increased professional fees ($4.2 million) relating to an initiative for outsourcing catalogue production in Europe and the outsourcing of professional tax services, as well as increased travel and entertainment costs ($1 million) due to increased business volume for securing consignments for the spring sales.

The Company’s results for the first quarter of 2007 were significantly impacted by a onetime benefit of $20 million related to an insurance recovery from the key man life insurance policy covering Robert Noortman, who died unexpectedly in January 2007 and a $4.8 million gain on the sale of our former Billingshurst salesroom property in the United Kingdom, partially offset by a $15 million impairment charge related to intangible assets and goodwill of Noortman Master Paintings, B.V. Excluding these items, income from continuing operations would have been $16.0 million*, or $0.25* per diluted share, a $19.9 million* improvement from the first quarter of 2006.

“2007 is off to a tremendous start as evidenced by these outstanding first quarter results,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “A number of collecting categories across the world are experiencing growth, with the most important contributors to the first quarter being London’s best Impressionist and Modern Art and Contemporary Art sales ever; historic highs for Old Master Paintings and record Asia week sales in New York.” Mr. Ruprecht continued, “A healthy and vibrant art market is clearly continuing into the second quarter with strong Russian sales in New York and Asian sales in Hong Kong, and we look forward to our sales of Impressionist and Modern Art and Contemporary Art this week and next in New York.”

In addition to these excellent results, we have been focusing our attention on a number of important Corporate initiatives. This spring, we are launching “mySothebys”, a major enhancement to our website that will revolutionize the auction experience for our clients with 24/7 access to online services and account information. We have also recently announced the launch of a Sotheby’s branded Mastercard in partnership with GE Money which will provide unprecedented access to the world of art and fine living through an unmatched benefits program.

In addition, we recently opened an office in Beijing and later this month we will be opening an office in Moscow and are establishing a greater presence in the Middle East, so that we can better serve our clients in these increasingly important parts of the global art world. And in line with our strategy to focus on our major clients, we made the decision to refocus our business portfolio and concentrate our efforts on selling lots valued at $5,000 or more, as lots under $5,000 accounted for 47% of the lot volume we sold in 2006 but only 2.5% of net sales.

Second Quarter Sales

Last month, Sotheby’s Hong Kong held a very successful series of sales which totaled $134.4 million, near the high end of its pre-sale estimate of $114/149 million**. A number of extraordinary results were achieved, the most notable being the record for any Chinese painting at auction set by Xu Beihong’s Put Down Your Whip which sold for $9.2 million, more than double its pre-sale estimate of $3.8 million**. Other highlights were the Extraordinary Group of Seven Jade Imperial Archer’s Rings, which sold for $6.1 million and a Highly Important dated Zitan Mounted Archaic Jade Bi which sold for $4.4 million, both from the Qianlong period and both achieving results above their pre-sale estimates of $5.1 million** and $1.9 million**, respectively.

Also in April, in New York, Sotheby’s held an exceptional combined Russian Paintings and Works of Art sale. The sale totaled $51.0 million, just above its pre-sale high estimate of $50.1 million**. Highlighting the paintings offerings was Mikhail Nesterov’s Vision of St. Sergius When a Child which brought $4.2 million, a record for the artist at auction. In the decorative arts, the top lot was a Highly Important and Rare Fabergé Gold and Enamel Miniature Empire-Style Armchair, which sold for $2.3 million. Nine works sold for $1 million or more and auction records were set by eight artists.

Upcoming Sales

Beginning tomorrow night, Sotheby’s New York sales of Impressionist and Modern Art have a number of highlights, with nine lots having estimates of $10 million or more. Among them are Henri Matisse’s Odalisque Grise et Jaune of Henriette Darricarrère, one of Matisse’s favorite models when he was living in Nice in the 1920s. The painting is estimated to bring $15/20 million**. Pablo Picasso’s Tête d’arlequin which is from his Rose period and one of Picasso’s most prolific character subjects is also on offer for $14/18 million*. Other highlights are Paul Cézanne’s Nature Morte au Melon Vert and Amedeo Modigliani’s Jeune Fille en Bleu which are estimated to garner $14/18 million** and $12/15 million**, respectively. The sales are estimated to achieve a total of $265/361 million**.

Our Contemporary Art sales begin next Tuesday in New York. The evening sale will feature Mark Rothko’s White Center (Yellow, Pink and Lavender on Rose) from the Collection of David and Peggy Rockefeller who purchased the painting in 1960 from its original owner. It is one of the most important Rothko’s still in private hands and the first fully-realized painting of Rothko’s mature style. The painting is estimated to bring in excess of $40 million**. Also on offer is Francis Bacon’s Study from Innocent X which comes from a series of paintings based on Spanish artist Diego Velázquez’s Portrait of Pope Innocent X, 1650, the most important of Bacon’s works. The painting, which also has never before appeared at auction, is estimated to achieve in excess of $30 million**. Other highlights are Jackson Pollack’s drip paintings Number 16, 1949 and Rythmical Dance which are estimated to sell for $18/25 million** and $12/16 million**, respectively. The entire sales are estimated to realize $251/341 million** with six paintings estimated at $10 million** or more.

Also in New York in May, our American Paintings sale on May 23rd has a number of highlights by artists including Albert Bierstadt, Norman Rockwell, John Singer Sargent and Francis Silva. The entire sale is estimated to achieve $32/47 million**.

In London in July, a remarkable collection of 14 watercolours by Britain’s greatest watercolourist, J.M.W. Turner, are estimated to bring $20/30 million**. From the collection of Baron Guy Ullens, a Belgian collector who spent over twenty years putting together this series of works that span the first half of the 19th century, the watercolours are made up of beautiful British coastal scenes as well as impressionist views of Switzerland, Germany, France and Italy.

* Non-GAAP financial measure. See Appendix B.

** Estimates do not include buyer’s premium.

About Sotheby’s

Sotheby’s is a global company that engages in art auction, private sales, dealer and art-related financing activities. The Company operates in 35 countries, with principal salesrooms located in New York and London. The Company also regularly conducts auctions in 13 other salesrooms around the world, including Australia, Hong Kong, France, Italy, the Netherlands, Switzerland and Singapore. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements

This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the amount of quality property being consigned to art auction houses, the marketability at auction of such property and the success of the Company in implementing its strategic plans. Please refer to our most recently filed form 10-K for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com.

Sotheby’s earnings conference call will take place on Monday, May 7, 2007, at 4:45 PM EST. Domestic callers should dial: 800-218-9073 and international callers should dial: 303-262-2131. The call reservation number is 11089302. The conference replay will be available for two weeks after the call at 800-405-2236 or 303-590-3000. Enter passcode 11089302#.

To listen to the conference call via web cast, please go to http://w.on24.com/r.htm?e=44406&s=1&k=F28AFDB1511DF7760D5B1C84CA5F96F0. You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins on May 7th. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONSOLIDATED INCOME STATEMENTS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended
	March 31,	March 31,
	2007	2006
Revenues:
Auction and related revenues	$129,817	$89,493
Finance revenues	4,780	3,432
Dealer revenues	11,847	2,231
License fee revenues	580	470
Other revenues	375	389
Total revenues	147,399	96,015

Expenses:
Direct costs of services	17,230	12,883
Dealer cost of sales	8,365	-
Salaries and related costs	54,804	44,004
General and administrative expenses	38,547	32,053
Impairment loss	14,979	-
Depreciation and amortization expense	5,482	5,370
Gain on sale of land and buildings	(4,752)	-
Total expenses	134,655	94,310

Operating income	12,744	1,705

Interest income	2,723	519
Interest expense	(7,535)	(8,530)
Insurance recovery	20,000	-
Other income	1,679	246

Income (loss) from continuing operations before taxes	29,611	(6,060)
Equity in earnings of investees, net of taxes	709	107
Income tax expense (benefit)	5,986	(2,016)
Income (loss) from continuing operations	24,334	(3,937)

Discontinued operations:
Loss from discontinued operations before taxes	-	(67)
Income tax benefit	-	(27)
Loss from discontinued operations	-	(40)

Net income (loss)	$24,334	($3,977)

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$0.39	($0.07)
Loss from discontinued operations	0.00	0.00
Basic earnings (loss) per share	$0.39	($0.07)

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$0.37	($0.07)
Loss from discontinued operations	0.00	0.00
Diluted earnings (loss) per share	$0.37	($0.07)

Basic and diluted weighted average shares outstanding
Basic	63,152	57,119
Diluted	65,078	57,119

Cash dividends per common share	$0.10	$ -

APPENDIX B

SOTHEBY'S

GAAP TO NON-GAAP RECONCILIATIONS

GAAP and non-GAAP Financial Measures:

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to "adjusted" non-GAAP financial measures. Management believes that the use of these non-GAAP financial measures enable management and investors to evaluate, and compare from period to period, the Company's results from operations in a more meaningful and consistent manner. A reconciliation of GAAP to non-GAAP financial measures is included below (all figures in thousands of dollars, except per share data)

	Three Months Ended
	March 31,		$ Increase /	% Increase /
	2007	2006	Decrease	Decrease

GAAP Income (Loss) from Continuing Operations	$24,334	($3,937)	$28,271	n/a
Adjustments:
Noortman insurance recovery	(20,000)	-	(20,000)	n/a
Noortman Master Paintings impairment charge	14,978	-	14,978	n/a
Gain on sale of Billingshurst property (net of taxes)	(3,326)	-	(3,326)	n/a
Adjusted Income (Loss) from Continuing Operations	$15,986	($3,937)	$19,923	n/a

GAAP Diluted Earnings (Loss) per Share from Continuing
Operations	$0.37	($0.07)	$0.44	n/a
Adjustments:
Noortman insurance recovery	(0.31)	-	(0.31)	n/a
Noortman Master Paintings impairment charge	0.23	-	0.23	n/a
Gain on sale of Billingshurst property	(0.05)	-	(0.05)	n/a
Adjusted Diluted Earnings (Loss) per Share from
Continuing Operations	$0.25	($0.07)	$0.32	n/a

GAAP Salaries and Related Costs	$54,804	$44,004	$10,800	24.5%
Adjustments:
Foreign currency translations	(2,619)	-	(2,619)	n/a
Adjusted Salaries and Related Costs	$52,185	$44,004	$8,181	18.6%

GAAP General and Administrative Costs	$38,547	$32,053	$6,494	20.3%
Adjustments:
Foreign currency translations	(1,328)	-	(1,328)	n/a
Adjusted General and Administrative Costs	$37,219	$32,053	$5,166	16.1%